Exhibit 99.1

Media Contact:
Lauren Davis
Lauren.davis@omf.com
812-492-2753

OneMain Financial Names Rajive Chadha as Chief Operating Officer

NEW YORK – June 24, 2019 – OneMain Financial, a leading national consumer lender, has appointed Rajive Chadha as Chief Operating Officer (COO).

“With over 30 years of consumer finance experience, Rajive has a great blend of business savvy, operational acumen and experience with a branch network and will be a great COO. He will play an important role in helping the company do business with customers, both in our branches and digitally,” said Doug Shulman, President and Chief Executive Officer of OneMain Financial. “Rajive’s deep background in consumer finance across both secured and unsecured lending will allow him to build on OneMain’s commitment to and focus on our customers.”

Chadha was most recently Head of Consumer Products and Fintech Partnerships at Regions Bank, where he had responsibility for all consumer products, including deposits, lending, mortgage/home equity, auto finance and debit and pre-paid cards. His extensive consumer finance experience includes about 20 years at Citigroup’s consumer business in a variety of senior roles, including President of the North America Auto Finance Division, Retail Mortgage Head and Chief Operating Officer of the Consumer Lending Division, where he managed the home equity and personal loans businesses. Additionally, Chadha has built and managed large consumer finance and lending businesses throughout his career, as well as created new product and digital distribution capabilities.

“I’m proud to join an organization that provides safe, affordable credit in a responsible manner and shares the same customer-centric attitude that has guided my career,” Chadha said. “It’s an exciting time to join OneMain as it thoughtfully plans to build on its market-leading core by leveraging technology, analytics and additional product/distribution opportunities.”

About OneMain Financial

OneMain Financial (NYSE: OMF) has been offering responsible and transparent loans for over 100 years. With nearly 1,600 locations throughout 44 states, the company is committed to helping people with their personal loan needs. OneMain and its 10,000 team members are dedicated to the communities where they live and work. For additional information, please visit OneMainFinancial.com.

SOURCE: OneMain Holdings, Inc.